Exhibit 99.1

 The St. Joe Company (NYSE: JOE) Reports Third Quarter 2005 Net Income of $0.47 Per Share, Including $0.08 Per Share Charge for Sale of Advantis; JOE Revises
         2005 Full-Year Guidance to $1.70 to $1.85; From $1.80 to $1.95

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--Oct. 25, 2005--The St. Joe Company (NYSE: JOE):

    -- JOE's Resort Residential Sales Activity Slowed; Primary Home Demand and Pricing Strong

    --  Commercial Segment Has Record Quarter

    -- Panama City - Bay County Airport Authority and JOE Enter into Land Donation Agreement for Relocation of Airport

    The St. Joe Company (NYSE: JOE) today announced that its Net Income for the third quarter of 2005 was $36.1 million, or $0.47 per share, compared with $26.3 million, or $0.34 per share, for the third quarter of 2004. Results for the third quarter include an after-tax charge of $6.2 million, or $0.08 per share, resulting from the sale of its subsidiary, Advantis Real Estate Services Company. All per-share references in this release are presented on a diluted basis.
    Net Income for the first nine months of 2005 was $89.4 million, or $1.17 per share, compared with $62.0 million, or $0.81 per share, for the first nine months of 2004.
    "We are pleased with our third quarter performance," said JOE chairman and CEO Peter S. Rummell. "While we faced a challenging resort residential market, our primary communities performed well, St. Joe Commercial had a record quarter and St. Joe Land Company's rural land sales were strong. JOE's performance in the third quarter underscores a point we have been making for some time now: our flexibility and increasing diversity is a tremendous strength."
    "Hurricane Katrina dominated the headlines for a significant part of the quarter," said Rummell. "For JOE, the news was mixed. On the one hand, we were very fortunate since there was only minimal storm damage to JOE property, allowing us to quickly resume normal operations."
    "In fact, the storms may have created some long-term economic development opportunities for Northwest Florida," said Rummell. "For example, traffic at the Port of Panama City has increased significantly as a result of the damage sustained at the Port of New Orleans. The Port of Panama City is one of the few deep water ports on the Gulf Coast - and if it is eventually linked with the relocated airport, Bay County has the potential to become an intermodal transportation center."
    "On the other hand, hurricanes in the third quarter depressed normal visitor traffic patterns - and consequently demand for resort residential properties," said Rummell. "Local Northwest Florida officials have noted a drop-off in tourism during the summer season."

    JOE's Resort Residential Sales Activity Slowed

    "Recently, activity in our resort residential projects in Northwest Florida has slowed, although there are some indicators of continued demand for coastal resort property," said Rummell. "For example, during September and after Hurricane Katrina made landfall, we converted 48 non-binding reservations to closed sales at SummerCamp."
    "Looking ahead, given JOE's unique advantages, Florida's strong demographic drivers and resilient economy, we believe our resort residential market's long-term prospects remain excellent," said Rummell.

    Strong Market for Primary Housing

    "Meanwhile, Florida's primary housing market continues to build strength," said Rummell. "JOE achieved strong pricing results at Victoria Park in DeLand, SouthWood in Tallahassee and Palmetto Trace in Panama City Beach. After softening somewhat in the third quarter, sales at Artisan Park in Orlando appear to be rebounding as we move into the fourth quarter. At St. John's Golf & Country Club, just south of Jacksonville, pricing remains strong as this community nears build-out. All of these communities have entered the fourth quarter with significant backlog and earnings potential."
    "New residential opportunities are picking up for our commercial division," said Rummell. "In the third quarter JOE sold four tracts of entitled land to national and regional multifamily developers, including Trammell Crow Residential. Trammell Crow's entry into the Northwest Florida market indicates just how far we've come in terms of developing the market. We will continue to create such opportunities for years to come."

    Entitlements Progress Builds Value

    "The complex, time-consuming process of gaining entitlements in Florida may be keeping demand ahead of supply in the primary housing market," said Kevin M. Twomey, JOE's president and COO. "New projects well into the planning process, such as WestBay Landing, represent additional opportunities to meet growing market demand."
    "We are excited about our progress in getting entitlements to meet demand for coastal and other Florida properties," said Twomey. "Also, in late September, we received the final permit on WaterSound required to commence construction. WindMark Beach, WaterSound, RiverTown and Perico Island are all moving into position to produce significant revenue."
    "With approximately 34,500 entitlements in hand or in process, JOE is well-positioned to help meet demand," said Twomey. "More importantly, we have developed a core competency in getting land entitled; something we believe will help us create value well into the future. We continue to work hard to add entitlements for inland primary housing in order to build inventory across a broad range of price points."

    New Ruralism Products Being Positioned to Capture Interest in
Rural Land

    "We are very pleased with the progress we are making with rural land sales," said Twomey. "St. Joe Land Company had its best quarter this year in terms of total revenue, income and price-per-acre. The percentage of buyers from outside the region continued to increase. Demand for rural recreational land remains strong moving into the final quarter of the year with good pricing."
    "JOE is working to bring a new portfolio of products to market based on an emerging New Ruralism development philosophy," said Twomey. "We believe the diversity of our inland holdings and product offerings is an emerging strength. WhiteFence Farms and Florida Ranches are moving into position to join RiverCamps as JOE products that will allow people to live close to the land, but on their own terms. We will be bringing our first WhiteFence Farms product to market next year, and we are currently building a 2006 Southern Living Idea House at WhiteFence Farms, Red Hills near Tallahassee as part of the product launch."

    Short-Term Challenges; Long-Term Opportunities

    "It will remain unclear for some time what direct and indirect impacts the 2005 hurricane season will have on JOE," said Rummell. "Effects on cost and supply of labor and building materials may impact our operations in a variety of ways."
    "On the positive side, Katrina also brought greater awareness of the need to focus on regional preparedness," said Rummell. "Fortunately for Florida, as Governor Jeb Bush testified to Congress on October 19th, Florida has been the national leader for decades in policies intended to provide advance warning, safe evacuation, appropriate building standards and efficient recovery."
    "Katrina reminds us why good planning is so important to coastal living," said Rummell. "It highlights one more reason why the effort to relocate the Panama City airport to an inland location beyond the storm surge zone makes so much sense. It also emphasizes the practicality of moving a segment of U.S. 98 at WindMark Beach, now well under construction, off the beach and appropriately inland."
    "These examples highlight the opportunity JOE and local leaders have in Northwest Florida to learn from the past and prepare for the future in a way that may be unprecedented," said Rummell.
    "Florida will remain a favorite destination," said Rummell. "Whatever the 2005 hurricane season's short-term impact on Florida may be, it pales next to the long-term prospects of the demographic forces at work in what is one of the nation's most vibrant states - and one of the strongest, most diversified economies in the world."

    An Ironic Situation

    "As we enter the fourth quarter, JOE is in an ironic situation," said Rummell. "Our stock price is near a recent low, even though opportunities before us have never been greater. We are at the culmination of eight years of hard work that will bring the next generation of JOE towns to market."
    "In 2006, we expect WaterSound, Hawks Landing, WindMark Beach, RiverTown and Perico Island to come to market - with a broad range of product for primary, retirement and resort living, in different geographic markets, at a broad range of price points," said Rummell. "Together, the potential of these towns dwarfs what we have accomplished at WaterColor and WaterSound Beach."
    "And beyond that, our entitlements pipeline is positioned to bring us even more diversity and flexibility both in the short and long term," Rummell said. "With all of that potential considered, we must then factor in the progress being made on the proposed relocation of the Panama City airport."
    "So, JOE is at the threshold of what we believe will be an extraordinary era of growth and opportunity for JOE shareholders," said Rummell.

                             2005 OUTLOOK

    Full Year Earnings Expectations of $1.70-$1.85

    "Although JOE properties experienced little direct physical impact from Hurricane Katrina, third quarter resort residential sales activity in the region did slow significantly in the weeks following this hurricane as the world paused to witness the dramatic events unfolding in Louisiana, Mississippi and Alabama," said JOE's CFO Anthony M. Corriggio. "Given the near term effects of an active hurricane season on overall visitor traffic, and resort residential sales in particular, we currently anticipate that our full year earnings will be within a range of $1.70 to $1.85. This excludes the $0.08 after-tax loss on the sale of Advantis."
    "The longer term supply and demand fundamentals remain intact for the wide range of unique development opportunities we're undertaking in Northwest Florida and across the State," said Corriggio. "We continue to expect the majority of fourth quarter earnings to come from our Towns & Resorts segment from a mix of resort and primary residential communities across multiple geographic locations and product lines."

    Towns & Resorts

    "Artisan Park, a primary and second home community at Celebration near Orlando, is expected to be a significant contributor to JOE's earnings in the fourth quarter," said Corriggio. "Approximately 130 units under contract are expected to close during the fourth quarter. Victoria Park, Palmetto Trace and St. Johns Golf & Country Club - all primary home communities -- are expected to be solid earnings contributors as well."
    "Although we expect WaterColor and WaterSound Beach results to reflect a more moderate sales pace than we had previously anticipated, the combined earnings contribution from these two communities is expected to be higher in the fourth quarter than the third quarter 2005," said Corriggio. "We anticipate building on successful third quarter sales at SummerCamp with additional releases planned for the fourth quarter."
    "Our expectations for 2005 do not include sales at four major projects we plan to bring to market in 2006: WindMark Beach, WaterSound, RiverTown and Perico Island," said Corriggio.

    Commercial Real Estate

    "We expect another strong quarter from JOE's Commercial segment in the fourth quarter," said Corriggio. "The pipeline of commercial land sales scheduled to close in the quarter is again solid and diverse. Transactions are expected to occur across the spectrum of product types, including land parcels entitled for retail, office, light industrial, apartments and condominium development. Several of these transactions are somewhat sizeable with closings scheduled for late in the fourth quarter."
    "Overall, we expect fourth quarter earnings from commercial land sales activity to meet or exceed the level realized in the third quarter," said Corriggio. "Also, as described last quarter, we expect the sale of one additional office building from our investment property portfolio to close prior to the end of the year."

    St. Joe Land Company

    "The fourth quarter should see RiverCamps at Crooked Creek delivering meaningful income from prior releases, with additional units planned to be released and closed prior to the end of the year," said Corriggio. "The latest release of 40 units is currently in the market. We anticipate rural land sales activity during the quarter to be relatively in line with the third quarter, along with commensurate income generation."

                   CREDIT FACILITY AND SENIOR NOTES

    On July 22nd, JOE closed a new four-year $250 million revolving credit facility. The new facility provides more favorable terms and interest rates than the previous facility.
    On August 25th, JOE closed a $150 million offering of 10, 12, and 15 year senior notes issued in a private placement with a weighted average fixed coupon of 5.35 percent.

                DIVIDENDS AND STOCK REPURCHASE PROGRAM

    A quarterly cash dividend of $0.16 per share of common stock was paid on September 30th to shareholders of record at the close of business on September 15, 2005. This represents an increase of approximately 14.3 percent over the dividend of $0.14 per share paid in each of the previous four quarters.
    On September 30th, 75,680,606 JOE shares were outstanding. The number of weighted-average diluted shares in the third quarter of 2005 was 76,089,307.
    During the third quarter of 2005, JOE expended an aggregate of $32.8 million for dividends and the acquisition of its shares. JOE acquired 266,300 of its shares at a cost of $20.8 million, an average price of $77.89 per share, during the third quarter. On September 30th, approximately $59.8 million remained of the company's current stock repurchase authorization.

    Table 1 summarizes the company's stock repurchase activity from 1998 through September 30, 2005.


                                Table 1
                       Stock Repurchase Activity
                      Through September 30, 2005

                             Shares
               -----------------------------------
                                                     Total
                           Surrendered             Cost (in   Average
    Period      Purchased      (1)        Total    millions)   Price
-------------- ----------- ----------- ----------- --------- ---------

1998            2,574,200      11,890   2,586,090  $   55.5  $  21.41
1999            2,843,200      11,890   2,855,090      69.5     24.31
2000            3,517,066          --   3,517,066      80.2     22.78
2001            7,071,300      58,550   7,129,850     176.0     24.67
2002            5,169,906     256,729   5,426,635     157.6     29.03
2003            2,555,174     812,802   3,367,976     102.9     30.55
2004            1,561,565     884,633   2,446,198     105.0     42.90
2005              842,400      61,203     903,603      68.0     75.21
               ----------- ----------- ----------- --------- ---------
Total/Weighted
 Average       26,134,811   2,097,697  28,232,508  $  814.8  $  28.83
               =========== =========== =========== ========= =========

(1) Shares surrendered by company executives as payment for the strike price and taxes due on exercised stock options or taxes due on the vesting of restricted stock.


    "We continue to view our dividend and repurchase program as an important contributor to shareholder value," said Corriggio. "As of September 30th, the total amount of capital distributed to shareholders in 2005 via share repurchases and dividends was approximately $101.4 million."
    "We previously set our benchmark at $125 million to $175 million for this program for the full-year 2005," said Corriggio. "During the remainder of the year, we intend to target the high-end of this range by more aggressively repurchasing stock."

                             ENTITLEMENTS

    On September 30th, JOE owned approximately 850,000 acres, concentrated primarily in Northwest Florida. These holdings included approximately 345,000 acres within 10 miles of the coast of the Gulf of Mexico and approximately 505,000 acres outside the 10-mile coastal perimeter, including approximately 50,000 acres in southwest Georgia.
    "Developers nationwide consider land acquisition and gaining entitlements to be the two biggest challenges they face," said Twomey. "JOE is fortunate to own a tremendous amount of high-quality, low-basis land. And over the past eight years, we have built a core competency in Florida's land planning and entitlements process. We currently have land use entitlements for approximately 34,500 units in hand or in process, with each representing significant future value."
    "During the third quarter, JOE sold four tracts of entitled land to national and regional multifamily developers," said Twomey. "These entitled parcels, which were added to Table 2 in the second quarter of 2005, illustrate the demand for multifamily land in Northwest Florida. Sales of multifamily land are another example of how JOE is increasing the sales absorption of residential land holdings as well as expanding the housing options in Bay County."
    "We received final permits to commence construction at WaterSound on September 28th, marking an even more important entitlements milestone," said Twomey. "Permits have been received this year for SummerCamp, WindMark Beach and now WaterSound, so that construction is now underway on the next generation of JOE Northwest Florida projects."
    JOE submitted a zoning request in the third quarter for the WestBay Landing, marking the first development activity in the West Bay Area Sector Plan. This new community is being planned for 685 units on 1,115 acres.

    Table 2 summarizes JOE's Florida residential projects with land-use entitlements as of September 30th. This table includes multifamily projects, which are marketed by our commercial group.


                                Table 2
                 Summary of Land-Use Entitlements (1)
                  JOE Residential Projects in Florida
                          September 30, 2005

                                       Project    Project
       Project             County       Acres     Units(2)
---------------------- -------------- ---------- ----------

In Development:(3)
----------------------
Artisan Park(4)        Osceola              175        616
Bridgeport             Gulf                  15         37
Cutter Ridge           Franklin              10         25
Landings at Wetappo    Gulf                 113         16
Palmetto Trace         Bay                  141        481
Paseos(4)              Palm Beach           175        325
RiverCamps on Crooked
 Creek                 Bay                1,491        408
Rivercrest(4)          Hillsborough         413      1,382
RiverSide at Chipola   Calhoun              120         10
SouthWood(5)           Leon               3,370      4,770
St. Johns Golf &
 Country Club          St. Johns            820        799
The Hammocks           Bay                  133        457
SummerCamp             Franklin             762        499
Victoria Park          Volusia            1,859      4,200
Walton Corners         Leon                  60         32
WaterColor             Walton               499      1,140
WaterSound Beach       Walton               256        511
WaterSound West Beach  Walton                62        199
WaterSound             Walton             1,402      1,330
WindMark Beach         Gulf               2,020      1,662
                                      ---------- ----------
  Subtotal                               13,896     18,899
                                      ---------- ----------

In Pre-Development:(3)
----------------------
Bayview Estates        Gulf                  13         52
Boggy Creek            Bay                  630      1,260
Camp Creek Golf
 Cottages              Walton                10         50
East Lake Powell       Bay                  181        360
Glades                 Bay                   26        360
Hammocks at St. Joseph
 Bay                   Gulf                  56         18
Hawks Landing          Bay                   88        167
Hills Road             Bay                   30        356
Long Avenue            Gulf                  22         52
ParkPlace (Osprey
 Landing)              Bay                  118        250
Perico Island(6)       Manatee              352        686
Pier Park Timeshare    Bay                   13        125
Port St. Joe Millsite
 Area(7)               Gulf                 170        598
Powell Adams           Bay                   32      1,425
RiverCamps on Sandy
 Creek                 Bay                6,500        624
RiverTown              St. Johns          4,170      4,500
Sunnyside              Bay                   22        216
Timber Island(8)       Franklin              49        458
Topsail                Walton               115        627
Wavecrest              Bay                    7         95
WestBay Landing        Bay                1,115        685
WhiteFence Farms, Red
 Hills                 Leon                 373         35
Woodrun                Bay                   10         46
                                      ---------- ----------
  Subtotal                               14,102     13,045
                                      ---------- ----------
Total                                    27,998     31,944
                                      ========== ==========

                                                   Units
                                        Units      Under
                                        Closed    Contract    Total
                                        Since      as of      Units
       Project             County     Inception   9/30/05   Remaining
---------------------- -------------- ---------- ---------- ----------

In Development:(3)
----------------------
Artisan Park(4)        Osceola              176        279        161
Bridgeport             Gulf                  31          5          1
Cutter Ridge           Franklin              --         --         25
Landings at Wetappo    Gulf                  --         --         16
Palmetto Trace         Bay                  323         70         88
Paseos(4)              Palm Beach           228         95          2
RiverCamps on Crooked
 Creek                 Bay                  169         --        239
Rivercrest(4)          Hillsborough         911        464          7
RiverSide at Chipola   Calhoun                2          1          7
SouthWood(5)           Leon               1,401        129      3,240
St. Johns Golf &
 Country Club          St. Johns            695         45         59
The Hammocks           Bay                  395         53          9
SummerCamp             Franklin              48         --        451
Victoria Park          Volusia              759        183      3,258
Walton Corners         Leon                  --         32         --
WaterColor             Walton               854          9        277
WaterSound Beach       Walton               391         10        110
WaterSound West Beach  Walton                 6          2        191
WaterSound             Walton                --         --      1,330
WindMark Beach         Gulf                 104         --      1,558
                                      ---------- ---------- ----------
  Subtotal                                6,493      1,377     11,029
                                      ---------- ---------- ----------

In Pre-Development:(3)
----------------------
Bayview Estates        Gulf                  --         --         52
Boggy Creek            Bay                   --         --      1,260
Camp Creek Golf
 Cottages              Walton                --         --         50
East Lake Powell       Bay                   --         --        360
Glades                 Bay                  240        120         --
Hammocks at St. Joseph
 Bay                   Gulf                  --         --         18
Hawks Landing          Bay                   --         83         84
Hills Road             Bay                   --         --        356
Long Avenue            Gulf                  --         --         52
ParkPlace (Osprey
 Landing)              Bay                   --         --        250
Perico Island(6)       Manatee               --         --        686
Pier Park Timeshare    Bay                   --         --        125
Port St. Joe Millsite
 Area(7)               Gulf                  --         --        598
Powell Adams           Bay                   --         --      1,425
RiverCamps on Sandy
 Creek                 Bay                   --         --        624
RiverTown              St. Johns             --         --      4,500
Sunnyside              Bay                  216         --         --
Timber Island(8)       Franklin              --         --        458
Topsail                Walton                --         --        627
Wavecrest              Bay                   --         --         95
WestBay Landing        Bay                   --         --        685
WhiteFence Farms, Red
 Hills                 Leon                  --         --         35
Woodrun                Bay                   46         --         --
                                      ---------- ---------- ----------
  Subtotal                                  502        203     12,340
                                      ---------- ---------- ----------
Total                                     6,995    1,580(9)    23,369
                                      ========== ========== ==========

(1) A project is deemed land-use entitled when all major discretionary governmental land-use approvals have been received. Some of these projects may require additional permits for development and/or build-out; they also may be subject to legal challenge.
(2) Project units represent the maximum number of units entitled or currently expected at full build-out. The actual number of units to be constructed at full build-out may be lower than the number entitled or currently expected.
(3) A project is "in development" when construction on the project has commenced. A project in "pre-development" has land-use entitlements but is still under internal evaluation or requires one or more additional permits prior to the commencement of construction.
(4) Artisan Park is 74 percent owned by JOE. Paseos and Rivercrest are each 50 percent owned by JOE.
(5) Includes 480 entitled multifamily units that were sold to third party developers.
(6) JOE has an option to purchase the land for this project.
(7) A 126-acre parcel within this project is owned by a joint venture of which JOE is a 50 percent owner and managing partner.
(8) Timber Island entitlements include 58 residential units and 400 units for hotel or other transient uses (including units held with fractional ownership such as private residence clubs) and include 480 wet/dry marina slips.
(9) Excludes our Mid-Atlantic region that includes activity in North Carolina and South Carolina where we are primarily engaged in homebuilding, and not in obtaining entitlements. As of September 30, 2005, the Mid-Atlantic region had 284 housing units under contract.


    Table 3 summarizes JOE's Florida residential projects in the entitlements process as of September 30th.


                                Table 3
                   Proposed JOE Residential Projects
          In the Land-Use Entitlement Process in Florida (1)
                          September 30, 2005

                                                            Estimated
                                                  Project    Project
             Project                  County       Acres     Units(2)
--------------------------------- -------------- ---------- ----------
Bonfire Beach                     Bay                  524      1,048
Carrabelle East                   Franklin             200        600
College Station                   Bay                  567      1,325
Songbird                          Wakulla                9         90
St. James Island McIntyre         Franklin           1,704        340
St. James Island RiverCamps       Franklin           2,500        500
St. James Island Granite Point    Franklin           1,000      2,000
WestBay DSAP Future Phases (3)    Bay                4,836      5,157
Wetappo Creek                     Gulf                  10         39
                                                 ---------- ----------
Total                                               11,350     11,099
                                                 ========== ==========

(1) All projects listed have significant entitlement steps remaining that could affect timing, scale and viability. There can be no assurance that these entitlements will ultimately be received.
(2) The actual number of units to be constructed at full build-out may be lower than the number ultimately entitled.
(3) Any development in future phases of the West Bay DSAP is conditioned upon the encumbrance of mitigation lands for the proposed relocation of the Panama City-Bay County International Airport.


    WESTBAY

    Panama City - Bay County International Airport Relocation

    On September 29, 2005, the Panama City Bay County Airport and Industrial District (Airport Authority) voted to enter into a land donation agreement with JOE for approximately 14,000 acres in northwestern Bay County for a proposed new airport site and an associated environmental mitigation area. Upon meeting the agreement's specified conditions, JOE has committed to donate a 4,000-acre airport relocation site and a conservation easement for 9,858 acres to be a part of the WestBay Preservation Area.
    If for any reason the new airport is not built or not placed into service within specified time periods, the land for the airport and the conservation area would revert to JOE. The agreement is subject to the approval of the Federal Aviation Administration (FAA).
    The conservation easement for the airport represents the beginning of an unprecedented effort designed to protect nearly the entire shoreline of West Bay.
    "We are pleased with the progress being made on the proposed relocation of the Panama City - Bay County International Airport to WestBay," said Rummell. The Airport Authority recently indicated that the FAA plans to release its final Environmental Impact Statement
(EIS) later this year and to issue its Record of Decision (ROD) early next year.
    "The Airport Authority has also started a process to sell the land at the current airport location," said Rummell. "We consider that a significant positive step."
    A number of additional steps remain before construction of the airport can begin, including approval of the U.S. Army Corps of Engineers and other federal, state and local regulatory agencies as well as funding from federal, state and Airport Authority sources.

                            SEGMENT RESULTS

    ST. JOE TOWNS & RESORTS

    Pretax income from continuing operations for St. Joe Towns & Resorts, JOE's residential and resort development segment, was $25.6 million for the third quarter this year, compared with $31.8 million in the third quarter last year, in each case excluding income from unconsolidated affiliates.
    In the third quarter, St. Joe Towns & Resorts closed on the sales of 616 units and generated revenues from housing and home sites of $156.1 million, compared to 471 units and $153.5 million in revenue in the third quarter of 2004. JOE accepted contracts for 492 units in the third quarter of 2005, compared to 550 units in the third quarter a year ago.
    Overall, gross profit margins have decreased in the third quarter of 2005, compared with the third quarter of 2004, as sales in higher margin resort communities have decreased while sales in lower margin primary home communities have increased. In addition, the majority of profit on multifamily closings occurring this quarter was recognized in previous quarters due to percentage of completion accounting.

    Tables 4 and 5 summarize sales activity for St. Joe Towns &
Resorts for the third quarters of 2005 and 2004.


                                Table 4
                        St. Joe Towns & Resorts
                            Sales Activity
                         For the Three Months
                          Ended September 30,
                            ($ in millions)

                                              2005
                           -------------------------------------------
                           Number of
                             Units                Cost of     Gross
                             Closed    Revenue    Sales(1)    Profit
                           -------------------------------------------

Home Sites(2)                    113  $    21.2  $     5.5  $    15.7
Homes(3)                         503      134.9      111.8       23.1
                           ---------- ---------- ---------- ----------
Total                            616  $   156.1  $   117.3  $    38.8
                           ========== ========== ========== ==========

                                              2004
                           -------------------------------------------
                           Number of
                             Units                Cost of     Gross
                             Closed    Revenue    Sales(1)    Profit
                           -------------------------------------------

Home Sites(2)                     95  $    25.6  $     7.0  $    18.6
Homes (3)                        376      127.9      103.2       24.7
                           ---------- ---------- ---------- ----------
Total                            471  $   153.5  $   110.2  $    43.3
                           ========== ========== ========== ==========

(1) Cost of sales for home sites in the third quarter of 2005 consisted of $8.4 million in direct costs, $1.3 million in selling costs and $1.1 million in indirect costs. Cost of sales for home sites in the third quarter of 2004 consisted of $5.1 million in direct costs, $1.2 million in selling costs and $0.7 million in indirect costs. Cost of sales for homes in the third quarter of 2005 consisted of $94.8 million in direct costs, $7.0 million in selling costs and $10.0 million in indirect costs. Cost of sales for homes in the third quarter of 2004 consisted of $86.8 million in direct costs, $7.1 million in selling costs and $9.3 million in indirect costs.
(2) Percentage of completion accounting is utilized at SummerCamp and WaterSound West Beach. As a consequence, revenue recognition and closings may occur in different periods.
(3) Homes include single family, multifamily and Private Resident Club
    (PRC) units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage-of-completion basis. As a consequence, revenue recognition and closings may occur in different periods. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Sales are complete or nearly complete at both communities.

                                Table 5
                        St. Joe Towns & Resorts
                      Units Placed Under Contract
                         For the Three Months
                          Ended September 30,

                                                            Percentage
                                         2005       2004      Change
                                      ---------- ---------- ----------
Home Sites                                  105         87     20.7  %
Homes(1)                                    387        458    (15.5)
                                      ---------- ---------- ----------
Total(2)                                    492        545     (9.7) %
                                      ========== ========== ==========

(1) Homes include single family homes, multifamily and PRC units. Some home sites are offered for sale with a home to be constructed by JOE.
(2) Paseos and Rivercrest, two joint ventures, are not included. Paseos and Rivercrest had only 1 unit placed under contract during the third quarter of 2005, compared to 240 units at the end of the third quarter of 2004. Sales are complete or nearly complete at both communities.


    Table 6 summarizes backlog at September 30, 2005 and 2004.


                                Table 6
                        St. Joe Towns & Resorts
                              Backlog (1)
                            ($ in millions)

                            September 30, 2005    September 30, 2004
                           ---------- ---------- ---------- ----------
                             Units     Revenues    Units     Revenues
                           ---------- ---------- ---------- ----------
Home Sites                        23  $     4.6         20  $     1.8
Homes(2)                       1,041      351.9      1,104      369.5
                           ---------- ---------- ---------- ----------
Total                          1,064  $   356.5      1,124  $   371.3
                           ========== ========== ========== ==========

(1) Backlog represents units under contract but not yet closed. Paseos and Rivercrest, two joint ventures 50 percent owned by JOE, are not included. Backlog at Paseos and Rivercrest totaled $142.8 million for 559 units at the end of the third quarter of 2005, compared to $192.0 million for 654 units at the end of the third quarter of 2004.
(2) For multifamily and PRC units which are recognized on a percentage of completion method, revenues in this table reflect 100% of the revenue to be generated from each unit and will differ from revenues recorded in the financial statements. As of September 30, 2005, 202 units are in the homes backlog with related revenues of $88.5 million (as of that date, $53.3 million had been recognized in the financial statements); as of September 30, 2004, 228 units are in the homes backlog with related revenues of $123.5 million (as of that date, $52.7 million had been recognized in the financial statements).


    Northwest Florida

    WaterColor

    During the third quarter, contracts for 5 home sites in WaterColor were accepted and closed at an average price of $806,400. The sale of one home was closed in the third quarter at a price of $783,000. At the end of the third quarter, 23 released home sites remained unsold.
    WaterColor is a 1,140-unit premier beachfront resort community on 499 acres on the Gulf of Mexico in Walton County.

    WaterSound Beach

    Contracts for 39 multifamily units at Compass Point in WaterSound Beach were closed in the third quarter at an average price of $1.5 million. An additional 9 multifamily units are under contract and expected to close in the fourth quarter at an average price of $1.5 million. The remaining 43 units in Compass Point are scheduled to be released for sale in 2006. Construction of 22 of those units is expected to begin in the fourth quarter, while construction of the last 21 units is expected to start in early 2006.
    In the third quarter, contracts for 4 home sites were accepted and closed at an average price of $1.4 million. At the end of the third quarter, there were 6 single family homes and 8 home sites released that remained unsold.
    WaterSound Beach is set on over a mile of white sand beach on the Gulf of Mexico in Walton County, five miles east of WaterColor.

    WaterSound West Beach

    During the third quarter, contracts were accepted for 8 home sites released in WaterSound West Beach, of which 6 were closed at an average price of $707,000. There are 18 home sites currently in inventory.
    WaterSound West Beach is a high-end resort community with 199 single family home sites on the beach side of County Road 30A adjacent to Deer Lake State Park.

    WaterSound

    On September 28th, the U.S. Army Corps of Engineers issued a dredge and fill permit for WaterSound, a resort community approximately three miles from WaterSound Beach, less than two miles from the Gulf of Mexico and north of U.S. 98 in Walton County.
    Construction is proceeding on this 1,330-unit mixed-use development on approximately 1,402 acres. WaterSound is being planned for the pre-retirement and second-home markets with six and nine-hole golf courses along with pools, beach access and other amenities. Sales at WaterSound are expected to begin in mid-2006.

    Camp Creek Golf Club at WaterSound

    JOE has announced it plans to restrict play next year at Camp Creek Golf Club at WaterSound to members and guests of specified JOE communities.
    "Early on, we had planned to ultimately restrict play at Camp Creek to create a competitive advantage for designated JOE communities and resort guests," said Twomey. "We intend to implement our plan to make this world-class golf facility exclusive to JOE communities and JOE resort guests in 2006."
    Featuring a unique "dunescape" appearance, Camp Creek, designed by Tom Fazio, was recently ranked eighth in Golfweek magazine's annual "America's Best State-by-State" survey of the roughly 700 public-access courses in Florida.

    Bay County Primary Communities

    Development of community infrastructure is expected to begin in the fourth quarter at Hawks Landing in Bay County, Florida. The community consists of 167 home sites being developed for sale to local and national homebuilders. Eighty-four of the home sites are reserved for homebuilders based in Northwest Florida. JOE has agreed to sell the remaining 83 home sites in the community to a national home builder, D. R. Horton.
    Hawks Landing is an 88-acre primary home community in the city of Lynn Haven, a rapidly growing area of the region. Prices for home sites in the 88- acre primary home community are initially expected to range from $50,000 to more than $65,000.
    On October 20th, JOE announced an agreement with David Weekley Homes, LLP, the nation's second largest private home builder, to sell 55 developed home sites at an initial price of $75,000 at Palmetto Trace in Panama City Beach for the construction of single family homes.
    Located in Panama City Beach off U.S. 98, Palmetto Trace is entitled for 481 homes. JOE has contracted or sold 393 homes as of September 30, 2005. Going forward, David Weekley Homes will market and build homes with a variety of floor plans and options.
    "D.R. Horton and David Weekley Homes are two of the nation's finest home builders," said Twomey. "They will bring new housing choices to residents of Bay County, helping to meet strong demand in this community for primary homes across a broad range of price points. We are seeing broadening interest in Northwest Florida from the national homebuilders. In addition to Horton and Weekley, conversations with others continue."

    WindMark Beach

    Construction continued in the third quarter on the next phase of WindMark Beach, consisting of 1,552 units along more than 15,000 feet of beachfront near the town of Port St. Joe. Construction also continued on the realignment of a 3.5-mile segment of U.S. 98 within WindMark Beach. Construction also continued during the third quarter on a show home to be featured next year in Southern Accents magazine.
    Plans for WindMark Beach provide that once U.S. 98 has been relocated away from the beach, the existing roadbed will be rebuilt to create a 3.5-mile public beachfront trail system.
    WindMark Beach is planned as a top-of-market beachfront resort destination with 1,662 units on 2,020 acres in Gulf County. Sales are expected to begin in 2006.

    SummerCamp

    During September 2005, 48 of 52 non-binding reservations for home sites in the first phase of SummerCamp were converted to contracts and closed at prices ranging from $150,000 to $725,000, for an average price of $380,000. Four of the home sites from the first release remained in inventory at the end of the third quarter.
    SummerCamp is a 499-unit development on 762 acres located approximately 45 miles south of Tallahassee on the Gulf of Mexico.

    SouthWood

    Contracts were accepted at SouthWood for 30 single family homes in the third quarter of this year at an average price of $326,500, compared to 47 homes at an average price of $267,000 in the third quarter last year.
    SouthWood, located on 3,370 acres in Tallahassee, is designed for primary homes.

    Northeast Florida

    RiverTown

    Last week, the St. Johns County Commission approved a significant zoning change for RiverTown, representing another key step in the entitlements process. Environmental permitting and predevelopment planning continue.
    RiverTown is JOE's new Southern town with more than 3.5 miles of frontage on the beautiful St. Johns River. It is being planned for approximately 4,500 units on 4,170 acres. "The site is one of the last stretches of riverfront in Northeast Florida suitable for large-scale residential development with a central, convenient location," said Rummell. "It is located within easy commuting distance to Jacksonville and the evolving commercial center around I-95 and International Golf Parkway."
    "RiverTown is well-positioned in one of Florida's fastest growing counties with one of the state's highest per-capita incomes," said Rummell. "RiverTown is being designed as a town that will offer residents a wide range of housing options, retail and commercial areas and amenities designed to build a sense of community. Seven distinct neighborhoods will blend to create a complete Southern town atmosphere that embraces this scenic river with a 58-acre riverfront public park."
    After 6 years of hard work and planning, sales at RiverTown are scheduled to start in 2006 with the first closings expected in 2007.

    Central Florida

    Victoria Park

    At Victoria Park pricing increased during the third quarter. JOE accepted contracts for 59 homes in the third quarter at an average price of $319,200, compared to 62 homes at an average price of $243,600 in the third quarter a year ago.
    A Southern Living Idea House at Victoria Park was featured in the magazine's August issue. More than 17,000 people have toured the home.
    Located between Orlando and Daytona Beach, Victoria Park sits on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for approximately 4,200 residences built among parks, lakes and conservation areas.

    Artisan Park, Celebration

    JOE accepted contracts for 22 single-family homes at an average price of $662,000 during the third quarter this year, compared to 10 single-family homes at average prices of $589,300 for the third quarter of 2004.
    The contracts on the first 32 condominiums were closed at Artisan Park at an average price of $293,200 during the third quarter. JOE also accepted contracts for 13 condominiums at an average price of $524,100 during the third quarter, compared to 54 condominiums at an average price of $340,600 in the same quarter last year.
    Artisan Park is one of the last residential neighborhoods to be developed at Disney's town of Celebration near Orlando. JOE owns 74 percent of the joint venture developing Artisan Park and manages the project.

    Southwest Florida

    Perico Island

    Predevelopment work continued on Perico Island in Manatee County during the third quarter. Entitled for 686 condominium residences on 352 acres, Perico Island is being designed to become a condominium community with panoramic vistas of Tampa Bay, Anna Maria Sound, Perico Bayou and the Gulf of Mexico. The community is planned to feature a private clubhouse designed to include a fitness center, bar and grill, screening room, swimming pool and tennis courts. Construction and sales are expected to begin next year.
    JOE has purchased two parcels of land adjacent to the Perico Island site. The seven acres include the closed Leverock's restaurant, as well as the former Perico Harbor Marina, a service station, and a convenience store. The additional land will allow a significant upgrade of the existing street frontage, create an aesthetically pleasing community entrance and provide future residents with marina access and other amenities.

    North and South Carolina

    Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., accepted contracts for 221 homes during the third quarter this year, compared to 159 contracts in the third quarter of 2004. "We have seen a broad strengthening across our Carolina markets," said Twomey. "Saussy has accomplished a remarkable turnaround, repositioning itself in the Carolina markets as one of the strongest regional homebuilders."

    Table 7 summarizes the sales activity at various residential communities for the third quarters of 2005 and 2004.


                                Table 7
                        St. Joe Towns & Resorts
                            Sales Activity
               For the Three Months Ended September 30,
                           ($ in thousands)

                                              2005
                           -------------------------------------------
                                                 Contracts
                             Units                Accepted
                             Closed   Avg. Price    (1)     Avg. Price
                           ---------- ---------- ---------- ----------
WaterColor
  Home Sites                       5  $   851.4          6  $   806.4
  Single/Multifamily Homes         1      783.0          0        N/A
  PRC Shares                       0        N/A          0        N/A
WaterSound Beach
  Home Sites                       4    1,361.7          4    1,361.7
  Single Family Homes              0        N/A          0        N/A
  Multifamily Homes               39    1,490.5          0        N/A
WaterSound West Beach
  Home Sites                       6      707.0          8      721.3
  Single Family Homes              0        N/A          0        N/A
Palmetto Trace
  Single Family Homes             33      251.0         18      336.5
The Hammocks
  Home Sites                       0        N/A          0        N/A
  Single Family Homes             19      145.2         13      155.5
WindMark Beach
  Home Sites                       0        N/A          0        N/A
Bridgeport
  Home Sites                      21       29.9         21       29.9
SouthWood
  Home Sites                      12      141.5          8      142.8
  Single Family Homes             64      248.5         30      326.5
SummerCamp
  Home Sites                      48      380.0         48      380.0
  Single Family Homes              0        N/A          0        N/A
St. Johns G & CC
  Home Sites                      12       74.0          0        N/A
  Single Family Homes             30      436.5         10      504.6
Hampton Park/ James
 Island
  Single Family Homes              2      374.6          1      399.9
Victoria Park
  Home Sites                       4       76.4          9      123.4
  Single Family Homes             68      279.8         59      319.2
Artisan Park(2)
  Home Sites                       1      460.0          1      460.0
  Single Family Homes             20      465.3         22      662.0
  Multifamily Homes               32      293.2         13      524.1
Paseos(2)
  Single Family Homes             28      454.6          0        N/A
Rivercrest(2)
  Single Family Homes            136      166.9          0        N/A
Saussy Burbank
  Single Family Homes            195      269.8        221      259.7

                                              2004
                           -------------------------------------------
                                                 Contracts
                             Units                Accepted
                             Closed   Avg. Price    (1)     Avg. Price
                           ---------- ---------- ---------- ----------
WaterColor
  Home Sites                      28  $   687.6         21  $   718.6
  Single/Multifamily Homes         1      917.6          4      995.6
  PRC Shares                       0        N/A         34      220.1
WaterSound Beach
  Home Sites                       0        N/A          0        N/A
  Single Family Homes              0        N/A          1    5,100.0
  Multifamily Homes                0        N/A         25    1,405.5
WaterSound West Beach
  Home Sites                       0        N/A          0        N/A
  Single Family Homes              0        N/A          0        N/A
Palmetto Trace
  Single Family Homes             24      136.5         14      149.9
The Hammocks
  Home Sites                      28       38.6         28       38.6
  Single Family Homes             17      142.6          8      195.7
WindMark Beach
  Home Sites                       1      975.0          1      975.0
Bridgeport
  Home Sites                       0        N/A          0        N/A
SouthWood
  Home Sites                      19      102.1         23      100.8
  Single Family Homes             35      223.0         47      267.0
SummerCamp
  Home Sites                       0        N/A          0        N/A
  Single Family Homes              0        N/A          0        N/A
St. Johns G & CC
  Home Sites                       4      118.0          0        N/A
  Single Family Homes             26      346.8         31      397.3
Hampton Park/ James
 Island
  Single Family Homes             14      387.3          9      397.8
Victoria Park
  Home Sites                      11       85.4         10       65.7
  Single Family Homes             42      227.6         62      243.6
Artisan Park(2)
  Home Sites                       4      225.0          4      225.0
  Single Family Homes              9      427.8         10      589.3
  Multifamily Homes                0        N/A         54      340.6
Paseos(2)
  Single Family Homes             19      405.9         35      507.0
Rivercrest(2)
  Single Family Homes             57      150.6        205      175.0
Saussy Burbank
  Single Family Homes            208      231.9        159      232.2

(1) Contracts accepted during the quarter. Contracts accepted and closed in the same quarter are also included as units closed. Average prices shown reflect variations in the product mix across time periods as well as price changes for similar product.
(2) JOE owns 74 percent of Artisan Park and 50 percent of each of Paseos and Rivercrest. Sales from Paseos and Rivercrest are not consolidated with the financial results of St. Joe Towns & Resorts.


    COMMERCIAL REAL ESTATE

    The commercial segment consisted of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis Real Estate Services Company (Advantis), a commercial real estate services unit. On September 7th, JOE sold Advantis to its management team.
    Pretax income from continuing operations from the commercial segment was $14.2 million for the third quarter of 2005, compared with $2.8 million in the same quarter of 2004, excluding income from unconsolidated affiliates.
    Pretax income from discontinued operations for the third quarter of 2005 was $14.8 million. Included were pretax gains of $25.6 million from the sale of three office buildings and the pretax loss of $9.9 million on the sale of Advantis. See Table of Quarterly Discontinued Operations below. Pretax income from discontinued operations in the third quarter of 2004 was $7.5 million, primarily resulting from the sale of two office buildings.

    St. Joe Commercial

    "Our commercial division turned in its best quarter ever driven by gains on building sales in Washington, DC and Florida, along with multifamily and retail land sales in Bay and Leon Counties," said Twomey. "During the third quarter of 2005, JOE sold 11 Northwest Florida commercial land parcels for $19.2 million."
    Commercial land sales averaged $145,000 per acre in 2005's third quarter, compared to $39,000 per acre in the third quarter a year ago.

    Table 8 summarizes JOE's commercial land sales in Northwest
Florida for the third quarters of 2005 and 2004.


                                Table 8
            St. Joe Commercial Northwest Florida Land Sales
                      Quarter Ended September 30


                                            Gross          Average
                                         Sales Price     Price/Acre
       Number of Sales   Acres Sold    (in thousands)  (in thousands)
       --------------- --------------- --------------- ---------------
2005               11             132  $       19,194  $          145
2004               10             100           3,858              39


    Northwest Florida

    Retail

    Simon Property Group closed on an additional 24 acres at Pier Park in Panama City Beach for $5.6 million or $236,000 per acre during the third quarter. Simon has also started construction on their planned lifestyle center at Pier Park which will total approximately 1.0 million square feet of retail space.
    "Simon has under contract or option the right to purchase an additional 100 acres near Pier Park," said Twomey. "JOE retains approximately 13 acres in Pier Park near the beach for future JOE hotel and/or timeshare development. In addition, JOE owns 60 acres adjacent to Pier Park with zoning for high-density residential uses."
    "Interest from large national retailers in Northwest Florida, and Panama City Beach in particular, continued to be strong in the third quarter," said Twomey. "We look forward to bringing new retail operators into the market later this year and in 2006 at higher per-square-foot prices."

    Multifamily

    During the third quarter, JOE closed on 4 parcels intended for multifamily development totaling 68 acres at an average price of $176,000 per acre. These land parcels, with residential entitlements totaling 742 units, were sold to national and regional multifamily developers including Trammell Crow Residential, Broadstreet Partners and EPOCH Properties.
    "Multifamily housing, which includes apartments, condominiums and town homes, is critically important to the Northwest Florida economy as new workers arrive in the marketplace," said Twomey. "These transactions represent important new housing choices for residents in Bay and Leon Counties."
    "The increasing Northwest Florida demand from national and regional multifamily developers reflects the greater awareness of the region as a viable residential market for a broad range of product types," said Twomey. "This demand has driven prices for multifamily parcels from $3,000 to $4,000 per residential unit three years ago to the approximately $16,000 per-unit average pricing achieved during the third quarter."

    Commerce and Business Parks

    During the third quarter this year, commercial land sales within JOE's commerce and business parks totaled $0.8 million, compared to $1.3 million in the third quarter last year. JOE has 8 parks operating or under development in 5 Northwest Florida counties.
    "Strong demand and pricing continued in the third quarter at JOE's commerce parks," said Twomey. "New jobs are being created in the region and these commerce parks are providing local and regional businesses with parcels that can be placed into service quickly."
    Nearly one third of the parcels have been sold in South Walton Commerce Park, which opened late in 2004. A contract was closed on one parcel in the third quarter for $374,000 per acre, compared to an initial sale in the park at $161,000. JOE is already planning the second phase of this park.
    At Beach Commerce Park, demand was strong in the third quarter for office and light industrial land with average pricing climbing to $85,000 per acre for sales closed during the quarter, compared with $69,000 per acre in the same quarter a year ago. Two parcels were sold in the third quarter for gross proceeds of $501,000. During the third quarter, JOE doubled the asking price of Beach Commerce Park parcels with no frontage on Highway U.S. 98 from $100,000 per acre to $200,000 per acre.

    Table 9 summarizes the status of JOE's commerce and business parks in Northwest Florida as of September 30th.


                                Table 9
                    Commerce and Business Parks (1)
                          September 30, 2005

                                             Acres
                                    Net      Sold/
                                 Saleable    Under    Current Asking
     Commerce Parks      County    Acres   Contract   Price Per Acre
------------------------ ------- --------- --------- -----------------
Airport Commerce         Leon          40        --  $75,000-$260,000
Beach Commerce           Bay          161       136   200,000-500,000
Beach Commerce II        Bay          115        --   150,000-225,000
Hammock Creek Commerce   Gadsden      114        27    50,000-150,000
Port St. Joe Commerce    Gulf          58        58          Sold Out
Port St. Joe Commerce II Gulf          40         5    65,000-135,000
South Walton Commerce    Walton        39        14   335,000-600,000
                                 --------- ---------
  Subtotal                            567       240
                                 --------- ---------
     Business Parks
------------------------
Beckrich Office          Bay           12         8       TBD(2)
Nautilus Court           Bay           11         4   523,000-610,000
SouthWood Business       Leon          16        14   215,000-220,000
SouthWood Business II    Leon          22         3   160,000-750,000
                                 --------- ---------
  Subtotal                             61        29
                                 --------- ---------
Total                                 628       269
                                 ========= =========

(1) Includes existing parks, as well as parks under development.
(2) To be determined.


    Investment Property Portfolio

    In the third quarter, JOE closed the sale of an 119,000 square-foot office building at 1133 20th Street, NW, in Washington, DC, that was held in its investment property portfolio. JOE sold the property for $46.9 million, for an approximate pretax gain of $19.7 million. Two smaller Florida office buildings were also sold during the quarter for total proceeds of approximately $25.0 million and an approximate pretax gain of $5.9 million. The pretax gain for the three office buildings is approximately $25.6 million.
    As of September 30, 2005, JOE's portfolio of commercial office buildings (acquired through its redeployment program of tax deferred sales proceeds from the sale of land and buildings from the investment portfolio) totaled approximately 2.5 million square feet and represented an aggregate initial investment of $338 million.

    Table 10 summarizes JOE's investment property portfolio of commercial buildings as of September 30th.


                               Table 10
             Investment Portfolio of Commercial Buildings
                          September 30, 2005

                          Number of     Net Rentable       Leased
       Location          Properties      Square Feet     Percentage
---------------------- --------------- --------------- ---------------
Florida
  Jacksonville                      1         136,000             69 %
  Northwest Florida                 3         156,000             96
  Orlando                           2         317,000             71
  Tampa                             3         300,000             79
Atlanta                             8       1,289,000             79
Charlotte                           1         158,000            100
Richmond                            2         129,000             96
                       --------------- --------------- ---------------
Total                              20       2,485,000             81 %
                       =============== =============== ===============


    Advantis

    On September 7th, JOE sold its subsidiary, Advantis, to the Advantis management team for a purchase price of $11.0 million in cash and notes, resulting in an after-tax loss of approximately $6.2 million, or $0.08 per share.
    Approximately 500 Advantis employees were transferred to the operations of the new company. JOE's commercial real estate development activity is unaffected by the transaction. JOE will continue its relationship with the new entity, GVA Advantis, as the leasing agent and property manager for the majority of JOE's commercial real estate portfolio. GVA Advantis also will continue to represent JOE in the marketing and disposition of certain land holdings in Northwest Florida.

    ST. JOE LAND COMPANY

    St. Joe Land Company had pretax income from continuing operations of $16.6 million in the third quarter of 2005, compared with $11.5 million in the third quarter of 2004.
    "With the continued development of our New Ruralism products - RiverCamps, WhiteFence Farms and Florida Ranches - we believe we can move additional timberland acres to a higher and better use," said Twomey. "The New Ruralism concept continues to evolve, revealing new markets and product lines. We are continuing to work on the development of new niche rural land products."

    RiverCamps

    RiverCamps are planned settlements in rustic settings, offering personal retreats in private preserves. RiverCamps' low-density home sites, typically averaging one acre, are surrounded by a large common area preserved for conservation.

    RiverCamps on Crooked Creek

    Contracts for 25 of 32 home sites at RiverCamps on Crooked Creek offered in July were accepted and closed at an average price of $339,400, compared to $226,200 for similar product in the third quarter last year.
    On October 3, 2005, JOE released 40 home sites in RiverCamps on Crooked Creek with an average price of $386,900 and a price range of $210,000 to $1.2 million. This release includes 7 home sites previously released in the second quarter and held in inventory. Pricing for these previously-released home sites was increased slightly.
    Construction has started on the RiverHouse amenity complex, the boat launch and dock facility, and construction is completed on over 7,500 feet of nature trails and almost 1,000 feet of elevated walkways and bridges traversing marsh grass and deepwater creeks. Construction of infrastructure for 190 home sites is expected to be completed by year end while construction of another 43 home sites is slated for completion in April, 2006. A RiverCamps prototype cabin is expected to be completed and furnished by year end.
    RiverCamps on Crooked Creek, located in western Bay County, is currently planned for up to 408 home sites on 1,491 acres of former timberland and features views of West Bay, the Intracoastal Waterway and Crooked Creek.

    WhiteFence Farms

    JOE's WhiteFence Farms will be communities of small farms. Each property is planned to have room for a large home site plus other optional buildings, such as barns, guesthouses and stables.
    JOE plans to develop WhiteFence Farms communities in multiple Northwest Florida locations over the next several years, totaling several thousand acres. Individual farmsteads will typically range in size from 3 to 15 acres. WhiteFence Farms are being designed to feel "old farm and equestrian," but near suburban services.

    WhiteFence Farms - Red Hills

    Pre-development planning started in the third quarter of this year at WhiteFence Farms - Red Hills on 373 acres near Tallahassee. Initial pricing is expected to range from $20,000 to $45,000 per acre for a typical farm site. Sales are expected to begin in 2006.
    During the third quarter, Southern Living and The Progressive Farmer magazines selected WhiteFence Farms - Red Hills for a 2006 Idea House and Farmstead.

    Florida Ranches

    Pre-development planning continued in the third quarter of 2005 on the initial Florida Ranch properties in several locations in Northwest Florida. Florida Ranches are expected to consist of 50- to 150-acre sites located within 1,000 to 3,000-acre communities.
    Initial pricing for Florida Ranch parcels is expected to range from $4,500 to $7,500 per acre. Sales are expected to begin in 2006.

Rural Land Sales

    JOE sold 6,437 acres of rural land at an average price of $2,545 per acre during the third quarter this year, compared to 2,822 acres for an average price of $5,032 per acre in the same quarter a year ago. This variance in price-per-acre is due to the sale of one large parcel in the third quarter of 2004 consisting of approximately 323 acres at a purchase price of $8.7 million, or $27,000 per acre. The mix of land sold each quarter varies by location and quality.
    "We continue to shift our focus away from buyers who intend to subdivide parcels for resale to those who intend to use the land for a specific personal use," said Twomey. "We expect this strategy shift to improve per acre pricing. Interest is high in Florida rural recreational land."
    In the third quarter, JOE sold 600 acres in southwest Georgia that had been recently harvested and has little topographic interest. The land, owned by the company for decades, sold for $1.3 million, or $2,125 per acre. "We believe this price highlights the value of woodlands in this region," said Twomey.
    "We are particularly pleased with the price we received for this land sale when you consider that earlier this year JOE paid $1,225 per acre for approximately 47,000 acres in southwest Georgia but with a good stand of timber, much more interesting topography and significant river frontage."


                            FINANCIAL DATA
               ($ in millions except per share amounts)

                         Summary Balance Sheet

                                        September 30,   September 30,
                                            2005            2004
                                       --------------- ---------------
Assets
Investment in real estate              $        977.7  $        907.0
Cash and cash equivalents                       220.7            95.6
Accounts receivable                              79.6            81.1
Prepaid pension asset                            94.4            95.2
Property, plant and equipment, net               39.8            34.8
Other assets                                    149.3           132.8
Assets held for sale                             16.6              --
                                       --------------- ---------------
Total assets                           $      1,578.1  $      1,346.5
                                       =============== ===============

Liabilities and Stockholders' Equity
Debt                                   $        524.3  $        400.3
Accounts payable, accrued liabilities           218.4           194.5
Deferred income taxes                           305.0           254.4
Liabilities related to assets held for
 sale                                             0.4              --
                                       --------------- ---------------
Total liabilities                             1,048.1           849.2
Minority interest                                16.6             6.8
Total stockholders' equity                      513.4           490.5
                                       --------------- ---------------
Total liabilities and stockholders'
 equity                                $      1,578.1  $      1,346.5
                                       =============== ===============


                             Debt Schedule

                                        September 30,   September 30,
                                            2005            2004
                                       --------------- ---------------
  Senior notes                         $        407.0  $        275.0
  Revolving debt facility                          --              --
  Acquisition and other debt                     14.9            15.3
  Other collateralized/specific asset
   related debt                                 102.4           110.0
                                       --------------- ---------------
    Total debt                         $        524.3  $        400.3
                                       =============== ===============



                  Consolidated Quarterly Comparisons

                               Quarter Ended       Nine months Ended
                               September 30,         September 30,
                           -------------------------------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Revenues:
  Real estate sales        $   206.5  $   189.9  $   593.3  $   503.2
  Timber sales                   6.2        8.1       21.8       27.2
  Rental revenue                10.1        8.0       30.5       22.4
  Other revenues                12.7       13.7       34.9       33.3
                           ---------- ---------- ---------- ----------
    Total revenues             235.5      219.7      680.5      586.1
                           ---------- ---------- ---------- ----------
Expenses:
  Cost of real estate
   sales                       132.7      128.9      380.2      333.7
  Cost of timber sales           4.9        5.1       15.1       16.9
  Cost of rental revenue         3.6        3.2       11.6        9.3
  Cost of other revenues        10.0       11.4       29.8       27.9
  Other operating expenses      19.0       16.4       52.2       49.0
  Corporate expense, net        12.4       10.6       36.3       29.2
  Depreciation and
    amortization                 9.5        7.7       28.3       22.8
  Impairment loss                 --         --         --        2.0
                           ---------- ---------- ---------- ----------
    Total expenses             192.1      183.3      553.5      490.8
                           ---------- ---------- ---------- ----------
    Operating profit            43.4       36.4      127.0       95.3
  Other income (expense)        (2.5)      (2.0)      (6.0)      (5.0)
                           ---------- ---------- ---------- ----------
Pretax income from
 continuing operations          40.9       34.4      121.0       90.3
Income tax expense             (15.9)     (13.8)     (48.0)     (36.0)
Minority interest
 (expense) income               (1.3)      (0.4)      (3.4)      (0.9)
Equity in income (loss) of
 unconsolidated affiliates       3.1        1.4       10.6        3.0
Discontinued operations          9.3        4.7        9.2        5.6
                           ---------- ---------- ---------- ----------
Net income                 $    36.1  $    26.3  $    89.4  $    62.0
                           ========== ========== ========== ==========
Net income per diluted
 share                     $    0.47  $    0.34  $    1.17  $    0.81
                           ========== ========== ========== ==========

Weighted average diluted
 shares outstanding        76,089,307 76,570,836 76,432,285 76,999,375



                     Quarterly Revenues By Segment

                               Quarter Ended      Nine months  Ended
                               September 30,         September 30,
                           ---------- ---------- ---------- ----------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Towns & Resorts
  Real estate sales        $   156.1  $   153.9  $   476.0  $   411.2
  Rental revenue                 0.6        0.3        1.2        0.8
  Other revenues                12.3       13.3       34.2       32.2
                           ---------- ---------- ---------- ----------
Total Towns & Resorts      $   169.0  $   167.5      511.4      444.2
                           ---------- ---------- ---------- ----------
Commercial real estate
  Real estate sales             26.1       21.4       51.8       40.7
  Rental revenue                 9.6        7.7       29.2       21.6
  Other revenues                 0.3        0.4        0.5        1.2
                           ---------- ---------- ---------- ----------
Total Commercial real
 estate                         36.0       29.5       81.5       63.5
                           ---------- ---------- ---------- ----------
Land Sales
  Real estate sales             24.2       14.6       65.6       51.3
  Other revenues                 0.1         --        0.2         --
                           ---------- ---------- ---------- ----------
Total Land sales                24.3       14.6       65.8       51.3
                           ---------- ---------- ---------- ----------
Forestry sales                   6.2        8.1       21.8       27.1
                           ---------- ---------- ---------- ----------
Total revenues             $   235.5  $   219.7  $   680.5  $   586.1
                           ========== ========== ========== ==========



                    Quarterly Segment Pretax Income
                      From Continuing Operations

                                     Sept     June     Mar      Dec
                                     30,      30,      31,      31,
                                     2005     2005     2005     2004
                                   -------- -------- -------- --------
Towns & Resorts                    $  25.6  $  50.9  $  23.1  $  24.7
Commercial real estate                14.2      2.5      1.2     17.0
Land sales                            16.6     16.0     12.0     16.3
Forestry                               0.6      1.6      2.0      2.1
Corporate and other                  (16.1)   (15.4)   (13.8)   (17.0)
                                   -------- -------- -------- --------
Pretax income from
 continuing operations             $  40.9  $  55.6  $  24.5  $  43.1
                                   ======== ======== ======== ========

                            Sept     June     Mar      Dec      Sept
                            30,      30,      31,      31,      30,
                            2004     2004     2004     2003     2003
                          -------- -------- -------- -------- --------
Towns & Resorts           $  31.8  $  34.4  $   9.1  $  13.2  $  32.1
Commercial real estate        2.8      1.0      0.7      0.5      3.6
Land sales                   11.5     10.3     18.6     32.7     14.8
Forestry                      1.9      2.4      2.7      2.3      1.6
Corporate and other         (13.6)   (11.9)   (11.5)   (11.6)   (11.9)
                          -------- -------- -------- -------- --------
Pretax income from
 continuing operations    $  34.4  $  36.2  $  19.6  $  37.1  $  40.2
                          ======== ======== ======== ======== ========



                        Other Income (Expense)

                                                     Quarter Ended
                                                     September 30,
                                                 ---------------------
                                                    2005       2004
                                                 ---------- ----------
Dividend and interest income                     $     0.8  $     0.3
Interest expense                                      (4.3)      (2.8)
Other                                                  1.0        0.5
                                                 ---------- ----------
Total                                            $    (2.5) $    (2.0)
                                                 ========== ==========



             Equity in Income of Unconsolidated Affiliates
                                                     Quarter Ended
                                                     September 30,
                                                 ---------------------
                                                    2005       2004
                                                 ---------- ----------
Towns & Resorts                                  $  3.1 (1) $  1.0
Commercial real estate                               --        0.4
                                                 ---------- ----------
                                                 $  3.1     $  1.4
                                                 ========== ==========

(1) Resulted primarily from equity in two residential joint ventures in Tampa and Jupiter, Florida.



                   Quarterly Discontinued Operations

                               Quarter Ended       Nine Months Ended
                               September 30,         September 30,
                           --------------------- ---------------------
                              2005       2004       2005       2004
                           ---------- ---------- ---------- ----------
Income (loss) from
 Advantis operations, net
 of tax                    $    (0.6) $      --  $    (0.6) $     0.2
Income from office
 buildings, net of tax           0.1        0.1         --        0.8
Other discontinued
 operations, net of tax           --       (0.2)        --       (0.2)
Loss on sale of Advantis,
 net of tax                     (6.2)        --       (6.2)        --
Gains on sales of office
 buildings, net of tax          16.0        4.8       16.0        4.8
                           ---------- ---------- ---------- ----------
Net income from
 discontinued operations   $     9.3  $     4.7  $     9.2  $     5.6
                           ========== ========== ========== ==========


    Reported results are preliminary and not final until the filing of our Form 10-Q with the SEC and, therefore, remain subject to adjustment.

    Conference Call Information

    JOE will host an interactive conference call to review the Company's results for the quarter ended September 30, 2005, and to discuss earnings guidance for 2005 on Tuesday, October 25, 2005, at 10:30 a.m., Eastern Daylight Time.
    To participate in the call, please phone 866.719.0110 (for domestic calls from the United States) or 719.785.9444 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 888.203.1112 (domestic) or
719.457.0820 (international) using access code 1775104. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the Company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in town, resort, commercial and industrial development and land sales. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "should", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;
    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;
    --  the anticipated price ranges of developments;
    -- the number of units that can be supported upon full build out of a development;
    -- the number, price and timing of anticipated land sales or acquisitions;
    -- estimated land holdings for a particular use within a specific time frame;
    -- absorption rates and expected gains on land and home site sales;
    --  the pace at which we release new products for sale;
    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;
    --  comparisons to historical projects;
    --  the amount of dividends we pay; and
    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on our current expectations, and we undertake no obligation to update the information contained in this release. New information, future events or risks may cause the forward-looking events we discuss in this earnings release not to occur.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on Form 10-K for the year ended December 31, 2004 as well as, among others, the following:

    -- economic conditions, particularly in Northwest Florida, Florida as a whole and key areas of the southeast United States that serve as feeder markets to our Northwest Florida operations;
    -- changes in the demographics affecting projected population growth in Florida, including the demographic migration of Baby Boomers;
    -- whether our developments receive all land-use entitlements or other permits necessary for development and/or full build-out or are subject to legal challenge;
    -- local conditions such as the supply of homes and home sites and residential or resort properties or a change in the demand for real estate in an area;
    -- timing and costs associated with property developments and rentals;
    --  the pace of commercial development in Northwest Florida;
    --  competition from other real estate developers;
    -- changes in operating costs, including real estate taxes and the cost of construction materials;
    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;
    -- changes in interest rates and the performance of the financial markets;
    -- changes in market rental rates for our commercial and resort properties;
    --  changes in the prices or availability of wood products;
    -- the pace of development of public infrastructure, particularly in Northwest Florida, including a proposed new airport in Bay County, which is dependent on approvals of the local airport authority and the Federal Aviation Administration, various permits and the availability of adequate funding;
    -- potential liability under environmental laws or other laws or regulations;
    -- changes in laws, regulations or the regulatory environment affecting the development of real estate;
    -- fluctuations in the size and number of transactions from period to period;
    -- natural disasters, including hurricanes and other severe weather conditions, and the impact on current and future demand for our products in Florida;
    -- the continuing effects of recent hurricane disasters on the regional and national economies and current and future demand for our products in Florida;
    -- the prices and availability of labor and building materials; -- changes in insurance rates and deductibles for property in
        Florida;
    --  changes in gasoline prices; and
    --  acts of war, terrorism or other geopolitical events.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.

    Copyright 2005, The St. Joe Company. "St. Joe," "JOE," "Artisan Park," "Camp Creek," "Paseos," "Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WhiteFence Farms," "WindMark," and the "taking flight" design are service marks of The St. Joe Company.
    "Southern Living" is a registered trademark of Southern Living, Inc.
    "Southern Accents" is a registered trademark of Southern Accents, Inc.
    "Progressive Farmer" is a registered trademark of Progressive
Farmer, Inc.

    CONTACT: The St. Joe Company
             Media Contact:
             Jerry M. Ray, 904-301-4430
             jray@joe.com
             or
             Investor Contact:
             Brad Slappey, 904-301-4302
             bslappey@joe.com
             www.joe.com